Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 1, 2026, and each included in this Post-Effective Amendment No. 111 to the Registration Statement (Form N-1A, File No. 002-38679) of Impax Funds Series Trust I (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 23, 2026, with respect to the financial statements and financial highlights of Impax Global Sustainable Infrastructure Fund (the predecessor Mutual Fund of Impax Global Sustainable Infrastructure ETF) (one of the funds constituting Impax Funds Series Trust I) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 24, 2026